Exhibit 99.1
MDU Resources Completes Spinoff of Knife River

BISMARCK, N.D. — June 1, 2023 — MDU Resources Group, Inc. (NYSE: MDU) today announced that it has successfully completed the spinoff of its construction materials subsidiary, Knife River Corporation. As a result of the spinoff, Knife River is now an independent, public company that will begin “regular way” trading this morning on the New York Stock Exchange under the ticker symbol “KNF.” MDU Resources shares will continue trading on the NYSE under the symbol “MDU.”

“This is an exciting day for MDU Resources and Knife River as completing the spinoff of Knife River brings us closer to our goal of becoming two best-in-class, pure-play companies,” said David L. Goodin, president and CEO of MDU Resources. “We expect this strategic shift and spinoff of Knife River to provide long-term value for our stockholders.”

With the separation of Knife River complete and MDU Resources’ previously announced strategic review of its construction services business in process, MDU Resources continues to focus on optimizing value for stockholders and working toward its goal of becoming a pure-play regulated energy delivery business, which includes electric and natural gas utilities and a natural gas pipeline company.

As previously announced, the separation of Knife River Corporation occurred through a pro rata distribution of approximately 90% of the outstanding shares of Knife River common stock to MDU Resources stockholders. MDU Resources stockholders retained their shares of MDU common stock and received one share of KNF common stock on May 31 for every four shares of MDU common stock held on the record date of May 22. Additional details about the distribution and Knife River’s management and business can be found in the information statement attached to Knife River’s Registration Statement on Form 10 as Exhibit 99.1, which can be found at https://investors.kniferiver.com.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 and the S&P High-Yield Dividend Aristocrats indices, provides essential products and services through its regulated energy delivery and construction services businesses. For more information about MDU Resources, visit www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

About Knife River
Knife River Corporation, a member of the S&P MidCap 400 index, mines aggregates and markets crushed stone, sand, gravel and related construction materials, including ready-mix concrete, asphalt and other value-added products. It also distributes cement and asphalt oil. It performs integrated contracting services. For more information about Knife River, visit www.kniferiver.com.

Advisors
J.P. Morgan Securities LLC and PJT Partners are serving as financial advisors for the transaction; Wachtell, Lipton, Rosen & Katz is serving as legal advisor.

Forward-Looking Statement
The information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements contained in this release, including statements about the future state and value of MDU Resources, are expressed in good faith and are believed by MDU Resources to have a reasonable basis. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A-Risk Factors in MDU Resources’ most recent Form 10-K and 10-Q.

Media Contacts: Laura Lueder, MDU Resources manager of communications and public relations, 701-530-1095
Tony Spilde, Knife River senior director of communications, 541-213-0947
Investor Contact: Brent Miller, director of financial projects and investor relations, 701-530-1730